UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2020

ZoomInfo Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39310 (Commission File Number)	84-3721253 (IRS Employer Identification No.)

805 Broadway Street, Suite 900, Vancouver, Washington 98660
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 914-1220

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐ Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐ Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	ZI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition.
On November 9, 2020, ZoomInfo Technologies Inc. (the “Company”) issued a press release announcing its financial results as of and for the periods ended September 30, 2020. A copy of the press release is furnished as Exhibit 99.1 to this current report and is incorporated herein by reference.
Item 4.02     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On November 5, 2020, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), after discussion with management of the Company and KPMG LLP, the Company’s independent registered public accounting firm, concluded that the Company’s previously issued unaudited condensed consolidated financial statements as of and for the periods ended June 30, 2020 included in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2020 (the “Second Quarter 10-Q”) should no longer be relied upon.
In connection with the preparation of the Company’s unaudited condensed consolidated financial statements as of and for the periods ended September 30, 2020, the Company reviewed its determination of a tax benefit of approximately $21.6 million related to the difference between the GAAP basis and tax basis of partnerships owned by corporations within the Company’s corporate structure recorded during the quarterly period ended June 30, 2020 in the Company’s unaudited condensed consolidated financial statements as of and for the periods ended June 30, 2020. In the Company's current judgement, it should not have recorded the tax benefit.
The impact of this change is expected to (i) increase the Company’s net loss for the quarterly period ended June 30, 2020 from $56.2 million to $77.9 million; (ii) increase the Company’s net loss per share of Class A and Class C common stock for the periods ended June 30, 2020 from $0.21 and $0.22 per share, on a basic and diluted basis, respectively, to $0.30 and $0.30 per share, respectively; (iii) decrease the Company’s deferred tax assets as of June 30, 2020 by $62.3 million; (iv) decrease the Company’s tax receivable agreements liability as of June 30, 2020 by $11.0 million; (v) increase the Company’s deferred tax liabilities as of June 30, 2020 by $10.9 million; (vi) decrease the Company’s recorded additional paid-in capital as of June 30, 2020 by $40.5 million; (vii) decrease the Company’s retained earnings balance as of June 30, 2020 by $14.0 million; and (viii) decrease the Company’s non-controlling interests balance as of June 30, 2020 by $7.7 million. This change is not expected to impact the Company’s previously disclosed net cash provided by operating activities, net cash used in investing activities, net cash provided by financing activities, or historical non-GAAP financial metrics with respect to the three and six month periods ended June 30, 2020.
As disclosed in the Second Quarter 10-Q, in connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2019, the Company’s management and auditors determined that a material weakness existed in the Company’s internal control over financial reporting due to limited accounting department personnel capable of appropriately accounting for complex transactions undertaken by the Company. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. As part of the Company’s efforts to remediate the material weakness, the Company hired additional accounting and tax personnel during the third and fourth quarters of 2020. While the Company continues to take remediation steps, including hiring additional personnel, the Company’s management has concluded that the material weakness has not been remediated.

Company management, the Company’s Board of Directors and the Audit Committee have discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, KPMG LLP.
The Company is working to complete the restatement of its unaudited condensed consolidated financial statements as of and for the periods ended June 30, 2020, and expects to file a Form 10-Q/A to amend the Second Quarter 10-Q, as well as the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2020, on or before November 16, 2020.
Item 7.01     Regulation FD Disclosure.
The Company announced the information discussed in Item 4.02 of this current report in the press release furnished as Exhibit 99.1 to this current report, which Exhibit 99.1 is incorporated herein by reference.
The information contained in Items 2.02 and 7.01 of this current report, including the press release furnished as Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01    Financial Statements and Exhibits.
(d)     Exhibits

Exhibit No.	Description
99.1	Press release dated November 9, 2020 announcing ZoomInfo Technologies Inc.'s third quarter 2020 financial results

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZoomInfo Technologies Inc.
Date: November 9, 2020
By:     /s/ P. Cameron Hyzer
Name:  P. Cameron Hyzer
Title:    Chief Financial Officer